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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 15


          Certification and Notice of Termination of Registration
         under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Section 13
             and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 0-15176

                           SCOR U.S. CORPORATION
           (Exact name of registrant as specified in its charter)

              Two World Trade Center, New York, New York 10048
                               (212) 390-5200
            (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                             executive offices)

                       Common Stock, par value $0.30

          (Title of each class of securities covered by this Form)

                                    None
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)    (X)            Rule 12h-3(b)(1)(ii)   ( )
 Rule 12g-4(a)(1)(ii)   ( )            Rule 12h-3(b)(2)(i)    ( )
 Rule 12g-4(a)(2)(i)    ( )            Rule 12h-3(b)(2)(ii)   ( )
 Rule 12g-4(a)(2)(ii)   ( )            Rule 15d-6             (X)
 Rule 12h-3(b)(1)(i)    (X)

Approximate number of holders of record as of the certification or notice date:

       Common Stock    1

Pursuant to the requirements of the Securities Exchange Act of 1934, SCOR U.S. CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 29, 1995               BY: /s/ John T. Andrews, Jr.
                                       Name:   John T. Andrews, Jr.
                                       Title:  Senior Vice President
                                                   General Counsel &
                                                   Corporate Secretary